Exhibit 99.1

#1 Digital Broker E*TRADE Announces $0 Base Rate Commissions for Online Stock, ETF, and Options Trades

Digital pioneer’s winning value proposition of powerful, easy-to-use digital tools backed by world-class customer service further enhanced by $0 commissions

NEW YORK--(BUSINESS WIRE)--October 2, 2019--E*TRADE Financial Corporation (NASDAQ: ETFC) today announced it will eliminate retail commissions for online US listed stock, ETF, and options trades. It will also reduce the options contract charge to $0.65 per contract for all traders while maintaining its active trader pricing at $0.50 per contract. These changes will take effect on October 7, 2019.

“E*TRADE customers benefit from working with the best online broker in the industry, defined by the number one options trading platform, intuitive and easy-to-use online and mobile tools, with exceptional service from financial professionals 24/7,” said Mike Pizzi, Chief Executive Officer. “With this new commission schedule we are further raising the bar, delivering an unrivaled experience at price points that cannot be beat—main street investors will now trade the stocks and ETFs of their choice for $0, while our most active derivative traders will continue to enjoy our industry-leading contract rate, which when combined with the $0 base rate, our first-class derivatives platform, and world class active trader service team, results in an unparalleled value proposition.”

The Company estimates that the revenue impact of the commission changes on Q2 2019 operating results would have been approximately $75 million.

The Company recently lowered several investing barriers including: A new $500 minimum for Core Portfolios, $500 minimum for Prebuilt Mutual Fund Portfolios, and $25 minimum for automatic investing recurring deposits. The Company also made a series of enhancements across its suite of tools, including enhanced trading capabilities and expanded investment opportunities. Investors on the E*TRADE platform have access to more than 4,400 no-transaction-fee mutual funds. In Kiplinger’s 2019 broker review, E*TRADE was named the #1 Online Broker in the industry, specifically noted for offering the most mutual funds with a three-star rating or better from Morningstar.

E*TRADE aims to enhance the financial independence of traders and investors through a powerful digital offering and professional guidance. To learn more about E*TRADE’s trading and investing platforms and tools, visit etrade.com.

For useful trading and investing insights from E*TRADE, follow the company on Twitter, @ETRADE.

About E*TRADE Financial

E*TRADE Financial and its subsidiaries provide financial services including brokerage and banking products and services to traders, investors, stock plan administrators and participants, and registered investment advisors (RIAs). Securities products and services are offered by E*TRADE Securities LLC (Member FINRA/SIPC). Commodity futures and options on futures products and services are offered by E*TRADE Futures LLC (Member NFA). Managed Account Solutions are offered through E*TRADE Capital Management, LLC, a Registered Investment Adviser. Bank products and services are offered by E*TRADE Bank, and RIA custody solutions are offered by E*TRADE Savings Bank, both of which are federal savings banks (Members FDIC). More information is available at www.etrade.com.

Please read the important disclosures below.

In Kiplinger's annual Best Online Brokers Review of 10 firms across seven categories, E*TRADE was awarded first place with an overall score of 82.9 out of 100 and “Best for Mutual Fund Investors”. E*TRADE’s ratings for all category rankings include: Overall (#1), User Experience (#2), Investment Choices (#2), Advisory Services (#3), Mobile (#3), Research (#4), Commissions and Fees (#6), and Tools (#7). Read the full “Best Online Brokers, 2019" survey.

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Important Notices

E*TRADE Financial, E*TRADE, and the E*TRADE logo are trademarks or registered trademarks of E*TRADE Financial Corporation. ETFC-G

© 2019 E*TRADE Financial Corporation. All rights reserved.

Contacts

E*TRADE Media Relations
646-521-4418
mediainq@etrade.com

E*TRADE Investor Relations
646-521-4406
IR@etrade.com